   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 1997
                                              REGISTRATION NO. 333-
 =============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549
                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ______________________
                         CAPSTEAD MORTGAGE CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
            MARYLAND                                  75-2027937
(State or other jurisdiction of                    (I.R.S. Employer
incorporation or organization)                    Identification No.)
                           2711 NORTH HASKELL AVENUE
                                   SUITE 900
                              DALLAS, TEXAS 75204
                                (214) 874-2323
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ______________________

                               ANDREW F. JACOBS
                           2711 NORTH HASKELL AVENUE
                                   SUITE 900
                              DALLAS, TEXAS 75204
                                (214) 874-2350
           (Name, address, including zip code, and telephone number
                  including area code, of agent for service)
                            ______________________

      The Commission is requested to send copies of all communication to:

                                 DAVID BARBOUR
                            ANDREWS & KURTH L.L.P.
                               1717 MAIN STREET
                                   SUITE 3700
                              DALLAS, TEXAS 75201
                                 (214) 659-4400
                            ______________________

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement pursuant to Rule 415.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   [ ]

                        CALCULATION OF REGISTRATION FEE
====================================================================================================================
TITLE OF EACH CLASS OF SECURITIES TO      AMOUNT TO BE      OFFERING PRICE          AGGREGATE          AMOUNT OF
          BE REGISTERED                    REGISTERED         PER UNIT(1)       OFFERING PRICE(1)   REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value           5,200,000 shares         $20.59375         $107,087,500           $31,590.82
====================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low sales prices of the Common Stock on December 18, 1997 as reported on the New York Stock Exchange.
                       ---------------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

*******************************************************************************
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.
********************************************************************************

                SUBJECT TO COMPLETION, DATED DECEMBER 23, 1997
PROSPECTUS

                         CAPSTEAD MORTGAGE CORPORATION

                               5,200,000 SHARES
                                 COMMON STOCK
                               (PAR VALUE $0.01)

                               1,643,700 SHARES
            $1.26 CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES B
                               (PAR VALUE $0.10)

                                _______________

     Capstead Mortgage Corporation, a Maryland corporation (the "Company"), directly or through agents, dealers or underwriters designated from time to time, may issue and sell from time to time up to 5,200,000 shares of its common stock, par value $0.01 per share ("Common Stock"), and up to 1,643,700 shares of its $1.26 Cumulative Convertible Preferred Stock, Series B, par value $0.10 per share ("Series B Preferred Stock") (such Common Stock and Series B Preferred Stock, collectively, the "Securities"). The Securities offered pursuant to this Prospectus may be issued in amounts, at prices and on terms to be determined at the time of the offering of such Securities.

     The Company may sell all or a portion of the Securities through agents or to or through underwriters or dealers, and is a party to certain Sales Agency Agreements relating to the sale of Common Stock and Series B Preferred Stock. See "Description of Sales Agency Agreements" and "Plan of Distribution."

     The specific terms of sales of shares of Common Stock and Series B Preferred Stock pursuant hereto will be set forth, from time to time, in a Prospectus Supplement filed under the applicable paragraph of Rule 424(b) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Such Prospectus Supplements will set forth the number of shares of Common Stock and Series B Preferred Stock sold, pricing information with respect to such sales, if applicable, net proceeds to the Company and the amount of any compensation payable by the Company to any sales agent(s) with respect thereto.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION AND NEITHER THE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY
      OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.
                                ______________



                THE DATE OF THIS PROSPECTUS IS DECEMBER __, 1997

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, AGENT OR DEALER. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY DISTRIBUTION OF SECURITIES BEING OFFERED PURSUANT TO THIS PROSPECTUS AND AN ACCOMPANYING PROSPECTUS SUPPLEMENT SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF. THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                              ___________________

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and proxy and information statements filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Northeast Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048 and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at its principal office in Washington, D.C., at prescribed rates or may be examined without charge at such office of the Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. In addition, reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005-2601, on which outstanding shares of the Company's Common Stock, Series A Preferred Stock and Series B Preferred Stock are listed.

     The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Securities offered hereby. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement and exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents, heretofore filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

2. The Company's Current Report on Form 8-K filed with the Commission on March 26, 1997;

3. The Company's Quarterly Report on Form 10-Q filed with the Commission on May 9, 1997 for the fiscal quarter ended March 31, 1997;

4. The Company's Quarterly Report on Form 10-Q filed with the Commission on August 11, 1997 for the fiscal quarter ended June 30, 1997;

5. The Company's Current Report on Form 8-K filed with the Commission on August 18, 1997;

6. The Company's Quarterly Report on Form 10-Q filed with the Commission on November 5, 1997 for the fiscal quarter ended September 30, 1997;

7. The Company's Current Report on Form 8-K filed with the Commission on December 22, 1997;

8. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A as filed with the Commission on May 14, 1985, and all amendments and reports filed for the purpose of updating that description; and

9. The description of the Series B Preferred Stock contained in the Company's Registration Statement on Form 8-A as filed with the Commission on October 27, 1992, and all amendments and reports filed for the purpose of updating that description.

     Each document filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of all Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement herein, in any accompanying Prospectus Supplement relating to a specific offering of Securities or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated herein by reference.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus and an accompanying Prospectus Supplement is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Written requests for such copies should be directed to Capstead Mortgage Corporation, 2711 North Haskell, Suite 900, Dallas, Texas 75204, Attention: Investor Relations. The Company's telephone number is (214) 874-2323.

                                  THE COMPANY

     The Company was incorporated on April 15, 1985 in the state of Maryland and commenced operations in September 1985. The Company generates earnings from investing in mortgage-backed securities, servicing mortgage loans and other investment strategies. The Company's mortgage investment portfolio consists primarily of adjustable-rate mortgage-backed securities issued by various government-sponsored entities ("Agencies") and also includes investments in AAA-rated private mortgage pass-through securities. The Company's collateralized mortgage obligation ("CMO") collateral and investments includes Agency-issued interest-only mortgage securities. Mortgage loan servicing includes collection activities, accounting for principal and interest payments, escrow administration and other responsibilities relating to the administration of the mortgage loans. In exchange for providing this service, the Company receives periodically a servicing fee representing an annualized percentage of the outstanding principal balance of each such mortgage loan.

     The Company, and its qualified real estate investment trust ("REIT") subsidiaries, have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), and intend to continue to do so. As a result of this election, the Company and such subsidiaries are not taxed at the corporate level on taxable income distributed to stockholders, provided that certain REIT qualification tests are met. Certain other affiliated entities which are consolidated with the Company for financial reporting purposes, are not consolidated for federal income tax purposes. All taxable income of these affiliated entities are subject to federal and state income taxes, where applicable.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable Prospectus Supplement for any offering of Securities, the net proceeds from the sale of Securities offered by the Company will be available for the general corporate purposes of the Company. These general corporate purposes may include, without limitation, repayment of maturing obligations, redemption of outstanding indebtedness, financing (in whole or part) future acquisitions (including acquisitions of companies and/or assets and of mortgage securities, servicing rights and other mortgage-related products), capital expenditures and working capital. Pending any such uses, the Company may invest the net proceeds from the sale of any Securities or may use them to reduce short-term indebtedness.

                RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

     The following table sets forth the historical ratios of earnings to combined fixed charges and preferred stock dividends of the Company for the periods indicated:

                                 NINE MONTHS ENDING          YEAR ENDING DECEMBER 31,
                                 ------------------  -----------------------------------------
                                 SEPTEMBER 30, 1997   1996    1995    1994    1993    1992(a)
                                 ------------------  ------  ------  ------  ------  ---------
Ratio of Earnings to Combined
  Fixed Charges and Preferred
  Stock Dividends (b)............          1.25:1   1.20:1  1.12:1  1.17:1   1.18:1   1.13:1

(a) This financial information reflects the effects of a merger between the Company and Tyler Cabot Mortgage Securities Fund, subsequent to the merger's consummation in December 1992.
(b) Includes fixed charges related to CMO's issued by the Company's finance subsidiaries. Excluding interest expense on CMO debt, the ratio of earnings to combined fixed charges and preferred stock dividends would have been 1.44:1, 1.40:1, 1.29:1, 1.48:1, 1.79:1 and 1.80:1, respectively, for the periods indicated.

                    DESCRIPTION OF SALES AGENCY AGREEMENTS

     The Company may sell Common Stock and Series B Preferred Stock (1) through arrangements with underwriters or dealers, (2) directly to one or more purchasers, or (3) through agents. The Company has entered into separate sales agreements with each of PaineWebber Incorporated ("PaineWebber") and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") with respect to sales of Common Stock and Series B Preferred Stock, and may, in the future, enter into other sales agreements with other sales agents or underwriters.

                            PAINEWEBBER AGREEMENTS

     With respect to the sale of Common Stock, the Company is a party to a Sales Agency Agreement between the Company and PaineWebber dated as of December 6, 1995, as amended by Amendment No. 1 to Sales Agency Agreement dated as of September 10, 1996, Second Amendment to Sales Agency Agreement dated as of March 4, 1997, and Third Amendment to Sales Agency Agreement dated as of November 17, 1997 (as amended, the "PaineWebber Common Agreement"). With respect to the sale of Series B Preferred Stock, the Company is a party to a Sales Agency Agreement between the Company and PaineWebber dated as of September 17, 1996, as amended by First Amendment to Sales Agency Agreement dated as of March 4, 1997 (as amended, the "PaineWebber Preferred Agreement," and together with the PaineWebber Common Agreement, the "PaineWebber Agreements").

     Pursuant to the terms of the PaineWebber Common Agreement, the Company may issue and sell up to 10,625,000 shares of the Common Stock from time to time through PaineWebber, as sales agent for the Company; 6,069,650 of such shares have been sold as of December 18, 1997, with up to all of the remaining 4,555,350 shares being offered under the Registration Statement of which this Prospectus forms a part. Pursuant to the terms of the PaineWebber Preferred Agreement, the Company may issue and sell up to 4,500,000 shares of the Company's Series B Preferred Stock from time to time through PaineWebber, as sales agent for the Company; 947,700 of such shares have been sold as of December 18, 1997, with up to 1,643,700 of the remaining 3,552,300 shares being offered under the Registration Statement of which this Prospectus forms a part. Such sales, if any, will be made by means of ordinary brokers' transactions on the NYSE. Sales pursuant to the PaineWebber Agreements will be effected during a series of one or more pricing periods (each, a "Pricing Period"), each consisting of five consecutive calendar days, unless a shorter period has otherwise been agreed to by the Company and PaineWebber. During any Pricing Period, no more than 60,000 shares of the Common Stock and no more than 30,000 shares of the Series B Preferred Stock will be sold, in the manner described below, as "Average Market Price Shares". If the Company fails to meet the exemptive provisions set forth in Rule 101(c)(1) of Regulation M of the Exchange Act, the number of Average Market Price Shares and Additional Shares (as defined below) sold on any day in any Pricing Period, plus the number of shares sold pursuant to the Merrill Lynch Agreement (described below) and any other sales agreements on such day, shall not exceed 10% of the average daily trading volume of the Common Stock or Series B Preferred Stock as the case may be, for the 60 days prior to such Pricing Period. For each Pricing Period, an Average Market Price (as hereinafter defined) will be computed. With respect to any Pricing Period, "Average Market Price" shall equal the average of the arithmetic mean of the high and low sales prices of the Common Stock or the Series B Preferred Stock as the case may be, reported on the NYSE for each trading day of such Pricing Period.

     The net proceeds to the Company with respect to sales of Average Market Price Shares will equal a fixed percentage, as will be set forth in the applicable Prospectus Supplement, of the Average Market Price for each share of Common Stock or Series B Preferred Stock sold during a Pricing Period, plus Excess Proceeds (as defined below), if any. The compensation to PaineWebber for such sales in any Pricing Period will equal the difference between the aggregate gross sales prices at which such sales are actually effected and the net proceeds to the Company for such sales, but in no case will exceed the maximum amount permitted pursuant to any applicable requirements of the National Association of Securities Dealers, Inc., as determined in good faith by PaineWebber (the "Maximum Commission"). To the extent that such aggregate gross sales prices are less than the Average Market Price, the compensation to PaineWebber will be correspondingly reduced; to the extent that such aggregate gross sales prices are greater than the Average Market Price, the compensation to PaineWebber will be correspondingly increased. To the extent that PaineWebber's compensation under the foregoing formula would otherwise exceed the Maximum Commission, the excess will constitute additional net proceeds to the Company (the "Excess Proceeds").

     Any shares of Common Stock or Series B Preferred Stock sold by PaineWebber during the Pricing Period on behalf of the Company other than Average Market Price Shares ("Additional Shares") will be at a fixed commission rate equal to a fixed percentage of the share price per share for the number of Additional Shares sold in a Pricing Period, as will be set forth in the applicable Prospectus Supplement. Unless otherwise indicated in a further Prospectus Supplement, PaineWebber as sales agent will act on a best efforts basis.

     Settlements of sales of Additional Shares and Average Market Price Shares will occur on the third business day following the date on which any such sales are made. Purchases of Common Stock or Series B Preferred Stock from PaineWebber as sales agent for the Company will settle the regular way on the national securities exchange where such purchases were executed. Compensation to PaineWebber with respect to sales of Average Market Price Shares will be paid out of the proceeds of the Average Market Price Shares that settle the third business day following the last day of a Pricing Period. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

     The offering of Common Stock pursuant to the PaineWebber Common Agreement will terminate upon the earlier of (i) the sale of all shares of Common Stock subject thereto or (ii) termination of the PaineWebber Common Agreement. PaineWebber has the right to terminate the PaineWebber Common Agreement if the Company engages another agent to sell shares under a program substantially similar to the program covered by the PaineWebber Common Agreement, or in certain other circumstances specified therein. PaineWebber has consented to the sale of shares pursuant to the Merrill Lynch Agreement discussed below.

     The offering of Series B Preferred Stock pursuant to the PaineWebber Preferred Agreement will terminate upon the earlier of (i) the sale of all shares of Series B Preferred Stock subject thereto or (ii) termination of the PaineWebber Preferred Agreement. The PaineWebber Preferred Agreement may be terminated by the Company in its sole discretion on September 17, 1997 and may be terminated by PaineWebber after September 17, 1997 and in certain other circumstances specified therein.

                            MERRILL LYNCH AGREEMENT

     The Company is a party to a Sales Agency Agreement between the Company and Merrill Lynch dated as of November 19, 1997, (the "Merrill Lynch Agreement"). Offerings of Common Stock and Series B Preferred Stock pursuant to the Merrill Lynch Agreement may occur concurrently with offerings under the PaineWebber Agreements.

     Pursuant to the terms of the Merrill Lynch Agreement, the Company initially may issue and sell up to 5,000,000 shares of Common Stock and up to 2,000,000 shares of Series B Preferred Stock from time to time through Merrill Lynch, as sales agent for the Company. Such amounts may be changed from time to time by mutual agreement of the Company and Merrill Lynch. As of the close of business on December 18, 1997, no shares have been sold under the Merrill Lynch Agreement, and the Company anticipates that sales thereunder will begin as soon as practicable and mutually agreed to by the Company and Merrill Lynch. Sales pursuant to the Merrill Lynch Agreement may be effected on a daily basis. If the Company fails to meet the exemptive provisions set forth in Rule 101(c)(1) of Regulation M of the Exchange Act, with respect to the Common Stock or the Series B Preferred Stock, the number of shares of Common Stock or Series B Preferred Stock, respectively, that may be sold on any day, including shares sold pursuant to the PaineWebber Agreements and any other sales agreements on such day, shall not exceed 10% of the average daily trading volume of the Common Stock or the Series B Preferred Stock, as the case may be, for the 60 days prior to such date. The Merrill Lynch Agreement does not incorporate the concept of Pricing Periods or Average Market Price Shares present in the PaineWebber Agreements, but (except as set forth below) is substantially the same in other material respects.

     The compensation to Merrill Lynch for sales of Common Stock and Series B Preferred Stock will equal a fixed percentage of the gross sales price of any shares sold, in the form of a commission, as will be set forth in the applicable Prospectus Supplement. The remaining sales proceeds, after deducting any transaction fees imposed by any governmental or self-regulatory organization in respect of such sales, shall constitute the net proceeds to the Company for the sale of such shares. Unless otherwise indicated in a further Prospectus Supplement, Merrill Lynch as sales agent will act on a reasonable efforts basis.

     The offering of Common Stock and Series B Preferred Stock pursuant to the Merrill Lynch Agreement will terminate upon the earlier of (i) the sale of all shares of Common Stock and Series B Preferred Stock subject thereto or (ii) termination of the Merrill Lynch Agreement. The Merrill Lynch Agreement may be terminated by the Company in its sole discretion on or after the first anniversary of the Merrill Lynch Agreement (the "First Anniversary Date"), and may be terminated by Merrill Lynch after the First Anniversary Date and in certain other circumstances specified therein.


                           DESCRIPTION OF SECURITIES

GENERAL

     The Company may offer under this Prospectus up to 5,200,000 shares of its Common Stock and up to 1,643,700 shares of its Series B Preferred Stock. The terms of any specific offering of Securities will be set forth in a Prospectus Supplement relating to such offering.

     The authorized capital stock of the Company currently consists of 100,000,000 shares of Common Stock, par value $0.01 per share, and 100,000,000 shares of Preferred Stock, par value $0.10 per share. As of December 18, 1997 the Company had 58,204,649 shares of its Common Stock, 411,767 shares of its $1.60 Cumulative Preferred Stock, Series A ("Series A Preferred Stock") and 17,125,184 shares of its Series B Preferred Stock issued and outstanding. The Common Stock, Series A Preferred Stock and Series B Preferred Stock are listed on the New York Stock Exchange. The Company intends to list any additional shares of its Common Stock which are issued and sold hereunder.

REDEMPTION OR REPURCHASE OF CAPITAL STOCK TO MAINTAIN THE COMPANY'S STATUS AS A REIT

     The Company's charter provides that if the Board of Directors determines in good faith that the direct or indirect ownership of stock of the Company has or may become concentrated to an extent which would cause the Company to fail to qualify or be qualified as a REIT under Sections 856(a)(5) or (6) of the Internal Revenue Code of 1986, as amended (the "Code"), or similar provisions of successor statutes, the Company may redeem or repurchase any number of shares of Common Stock and/or Preferred Stock sufficient to maintain or bring such ownership into conformity with the Code and may refuse to transfer or issue shares of Common Stock and/or Preferred Stock to any person whose acquisition would result in the Company being unable to conform with the requirements of the Code. In general, Code Sections 856(a)(5) and (6) provide that, as a REIT, the Company must have at least 100 beneficial owners for 335 days of each taxable year and that the Company cannot qualify as a REIT if, at any time during the last half of the Company's taxable year, more than 50% in value of its outstanding stock is owned, directly or indirectly, by or for not more than five individuals. In addition, the charter provides that the Company may redeem or refuse to transfer any shares of capital stock of the Company necessary to prevent the imposition of a penalty tax as a result of ownership of such shares by certain disqualified organizations, including governmental bodies and tax-exempt entities that are not subject to tax on unrelated business taxable income. The redemption or purchase price for any such shares shall be equal to the fair market value of such shares as reflected in the closing sales price for the shares if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter on the last business day for which closing prices are available immediately preceding the day on which notices of such acquisitions are sent or, if no such closing sales prices or quotations are available, then the net asset value of such stock as determined by the Board of Directors in accordance with the provisions of applicable law.

SPECIAL STATUTORY REQUIREMENTS FOR CERTAIN TRANSACTIONS

     Business Combination Statute. The Maryland General Corporation Law establishes special requirements with respect to "business combinations" between Maryland corporations and "interested stockholders" unless exemptions are applicable. Among other things, the law prohibits for a period of five years a merger and other specified or similar transactions between a Maryland corporation and an interested stockholder and requires a super-majority vote for such transactions after the end of such five-year period.

     "Interested stockholders" are all persons owning beneficially, directly or indirectly, 10% or more of the outstanding voting stock of a Maryland corporation after the date on which the corporation had 100 or more beneficial owners of its stock, or is an affiliate or associate of the corporation and was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation at any time within the two-year period immediately prior to the date in question and after the date on which the corporation had 100 or more beneficial owners. "Business combinations" include any merger or similar transaction subject to a statutory vote and additional transactions involving transfers of assets or securities in specified amounts (other than in the ordinary course of business or pursuant to a dividend or any other method affording substantially proportionate treatment to the holders of voting stock) to interested stockholders or their affiliates. Unless an exemption is available, transactions of these types may not be consummated between a Maryland corporation and an interested stockholder or its affiliates for a period of five years after the date on which the stockholder first became an interested stockholder and thereafter may not be consummated unless recommended by the board of directors of the Maryland corporation and approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66 2/3% of the votes entitled to be cast by all holders of outstanding shares of voting stock other than the interested stockholder. A business combination with an interested stockholder which is approved by the board of directors of a Maryland corporation at any time before an interested stockholder first becomes an interested stockholder is not subject to the 5-year moratorium or the special voting requirements. An amendment to a Maryland corporation's charter electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66 2/3% of the votes entitled to be cast by holders of outstanding shares of voting stock who are not interested stockholders. Any such amendment is not effective until 18 months after the vote of stockholders and does not apply to any business combination of a corporation with a stockholder who was an interested stockholder on the date of the stockholder vote. The Company has not adopted any such amendment to its charter.

     Control Share Acquisition Statute. The Maryland General Corporation Law imposes limitations on the voting rights of shares acquired in a "control shares acquisition." The Maryland statute defines a "control share acquisition" at the 20%, 33 1/3% and 50% acquisition levels, and requires a two-thirds stockholder vote (excluding shares owned by the acquiring person and certain members of management) to accord voting rights to stock acquired in a control share acquisition. The statute also requires Maryland corporations to hold a special meeting at the request of an actual or proposed control share acquiror generally within 50 days after a request is made with the submission of an "acquiring person statement," but only if the acquiring person (a) posts a bond for the cost of the meeting and (b) submits a definitive financing agreement to the extent that financing is not provided by the acquiring person. In addition, unless the charter or bylaws provide otherwise, the statute gives the Maryland corporation, within certain time limitations, various redemption rights if there is a stockholder vote on the issue and the grant of voting rights is not approved, or if an "acquiring person statement" is not delivered to the target within 10 days following a control share acquisition. Moreover, unless the charter or bylaws provide otherwise, the statute provides that if, before a control share acquisition occurs, voting rights are accorded to control shares which results in the acquiring person having majority voting power, then minority stockholders have appraisal rights. An acquisition of shares may be exempted from the control share statute provided that a charter or bylaw provision is adopted for such purpose prior to the control share acquisition. There are no such provisions in the charter or bylaws of the Company.

     Reference is made to the full text of the foregoing statutes for their entire terms, and the partial summary contained in this Prospectus is not intended to be complete.


                                  COMMON STOCK

GENERAL

     Each share of Common Stock, par value $0.01 per share, is entitled to one vote. The outstanding shares of Common Stock are fully paid and non-assessable. Holders of shares of Common Stock do not have cumulative voting rights or preference, conversion, exchange, subscription or preemptive rights. Subject to the Company's obligations to pay dividends on all shares of its outstanding Preferred Stock, including the Series A Preferred Stock and Series B Preferred Stock, each share of Common Stock is entitled to participate equally in dividends on the Common Stock when and as declared by the Board of Directors of the Company and in the distribution of assets of the Company upon liquidation after payment of liabilities and liquidation preferences with regard to the Preferred Stock, including the Series A and Series B Preferred Stock. The foregoing summary does not purport to be a complete description of the Common Stock and is subject to, and qualified in its entirety by reference to, the Company's charter and bylaws, in each case as amended and supplemented to date and filed as exhibits to the Registration Statement.

     As of the date of this Prospectus, the charter of the Company authorizes the issuance of 100,000,000 shares of Common Stock. As of December 18, 1997, 58,204,649 shares of Common Stock were issued and outstanding.

                                PREFERRED STOCK

GENERAL

     The Board of Directors has authority to issue authorized but unissued shares of Preferred Stock, par value $0.10 per share, without further approval of the stockholders, subject to certain restrictions described below, and to fix the preferences, limitations and relative rights thereof, including voting rights, dividend rights, conversion rights, redemption rights and liquidation rights of each series of Preferred Stock. As of the date of this Prospectus, the charter of the Company authorizes the issuance of 100,000,000 shares of Preferred Stock. As of December 18, 1997, 17,125,184 shares of Series B Preferred Stock were issued and outstanding, as described hereafter.

SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK

     General. In November, 1989, a wholly-owned subsidiary of the Company was merged with and into Strategic Mortgage Investments, Inc., a Maryland corporation ("Strategic"), and each outstanding share of Strategic common stock was converted into one share of Series A Preferred Stock of the Company. In December, 1992, Tyler Cabot Mortgage Securities Fund, Inc., a Maryland corporation ("Tyler Cabot"), was merged with and into the Company, and each outstanding share of Tyler Cabot common stock was converted into one share of Series B Preferred Stock of the Company. The Series A Preferred Stock and Series B Preferred Stock are fully paid and non-assessable and neither has preemptive rights. The Series A Preferred Stock ranks on a parity with the Series B Preferred Stock, and each rank on a parity with any other series of the Company's Preferred Stock which is not by its terms made junior or senior to the Series A Preferred Stock or Series B Preferred Stock with respect to the payment of dividends and distribution of assets in liquidation.

     Dividends. Holders of the Series B Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Company out of funds legally available therefore, cumulative preferential cash dividends at the annual rate of $1.26 per share, and no more, payable in equal monthly installments on each monthly dividend payment date. Holders of the Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Company out of funds legally available therefor, cumulative preferential cash dividends at the rate of $1.60 per annum per share, and no more, payable in equal quarterly installments on each March 31, June 30, September 30 and December 31. Whenever dividends are in arrears and until all accrued and unpaid dividends on shares of Series A and Series B Preferred Stock outstanding have been paid in full and the then current dividend on each such series shall have been paid or declared and sufficient funds set aside for payment thereof, the Company may not declare or pay dividends on the Common Stock or any other class or series of capital stock ranking junior to the Series A Preferred Stock and the Series B Preferred Stock in respect of dividends ("Junior Stock") or redeem, purchase or otherwise acquire for consideration any shares of Common Stock or Junior Stock.

     Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Series A Preferred Stock and the Series B Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of shares of Common Stock or Junior Stock (1) in the case of the Series A Preferred Stock, an amount equal to $16.40 per share of Series A Preferred Stock and (2) in the case of Series B Preferred Stock, an amount per share of Series B Preferred Stock equal to $11.38 per share of Series B Preferred Stock, in each case, plus dividends accumulated and unpaid to the date of final distribution. A consolidation or merger of the Company with or into any other corporation or transfer of all or any part of the Company's assets for cash, property or securities will not be considered a liquidation, dissolution or winding-up of the Company.

     Voting Rights. Except as indicated below, as otherwise provided in the Company's charter or as required under the Maryland General Corporation Law, neither the holders of shares of Series A Preferred Stock or Series B Preferred Stock will have voting rights. If at any time all or any portion of the dividends on the Series A Preferred Stock or Series B Preferred Stock shall be in arrears and unpaid for any two or more dividend periods (whether or not consecutive), then the number of directors constituting the Board of Directors of the Company shall be increased by two in case of such arrearages on one of the Series A Preferred Stock or Series B Preferred Stock and four in the case of arrearages on both. The holders of Series A Preferred Stock and Series B Preferred Stock, voting separately as a class, will each be entitled to elect two directors to fill such newly created directorships. At such time as all dividends in default have been paid in full and dividends for the current quarterly period have been paid or declared and a sufficient sum for payment has been set aside, the term of any director then in office solely as a result of the voting rights described in this paragraph will terminate.

     The affirmative vote of at least two-thirds of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, in each case voting separately as a class, will be required to (i) create or increase the number of authorized shares of any class of stock ranking prior to the Series A Preferred Stock or Series B Preferred Stock as to dividends or distributions upon liquidation, (ii) authorize any reclassification of Series A Preferred Stock or Series B Preferred Stock, or (iii) amend, alter or repeal any provisions of the Company's charter which would adversely affect the rights, powers or preferences of the Series A Preferred Stock or Series B Preferred Stock.

     So long as 20% or more of the aggregate number of shares of Series B Preferred Stock issued in connection with the Tyler Cabot merger remain outstanding, the affirmative vote of at least a majority of the outstanding shares of such Series B Preferred Stock will be required for the sale, lease or conveyance by the Company of all or substantially all of its property or business, or its consolidation or merger with any other corporation unless the corporation resulting from such consolidation or merger will have after such consolidation or merger no class of shares either authorized or outstanding ranking prior to or on a parity with the Series B Preferred Stock except the same number of shares ranking prior to or on a parity with the Series B Preferred Stock and having the same rights and preferences as the shares of the Company authorized and outstanding immediately preceding such consolidation or merger, and each holder of Series B Preferred Stock immediately preceding such consolidation or merger shall receive the same number of shares, with the same rights and preferences, of the resulting corporation.

     Except as described herein or otherwise required by law, no consent of the holders of Series B Preferred Stock will be required for (i) the creation of any indebtedness of any kind of the Company, (ii) the creation, or increase or decrease in the amount, of any class or series of stock of the Company ranking on a parity with, or not ranking prior to, the Series B Preferred Stock as to dividends or as to amounts distributable upon liquidation or (iii) any increase or decrease in the amount of authorized Common Stock or any increase, decrease or change in the par value thereof.

     Redemption. Neither the Series A Preferred Stock nor the Series B Preferred Stock is subject to mandatory redemption and neither is entitled to the benefit of a sinking fund. The Company at its option may redeem the Series A Preferred Stock, in whole or in part, for cash in an amount per share equal to $16.40 plus accumulated and unpaid dividends to the date of redemption, whether or not earned or declared. At any time after December 2, 1997, the Company may at its option redeem the Series B Preferred Stock, in whole or in part, for cash in an amount per share equal to $12.50 plus accumulated and unpaid dividends to the date of redemption, whether or not earned or declared.

     Conversion Rights. Holders of the Series A Preferred Stock may, at their option, convert shares of Series A Preferred Stock into shares of Common Stock at the rate (the "Series A Conversion Rate") of 2.0421 shares of Common Stock for each share of Series A Preferred Stock converted. Holders of Series B Preferred Stock may, at their option, convert shares of Series B Preferred Stock into shares of the Company's Common Stock at the rate (the "Series B Conversion Rate") of .7246 shares of the Company's Common Stock for each share of Series B Preferred Stock converted. The Series A and Series B Conversion Rates are subject to adjustment in certain circumstances.

                              PLAN OF DISTRIBUTION

     The Company may sell Common Stock and Series B Preferred Stock (1) through arrangements with underwriters or dealers, (2) directly to one or more purchasers, or (3) through agents. The Company is a party to the PaineWebber Agreements and the Merrill Lynch Agreement (collectively, the "Sales Agency Agreements"), and may from time to time enter into sales agreements with sales agents or underwriters other than PaineWebber or Merrill Lynch. The Company expects the sales methods under such agreements to be substantially similar to those under the Sales Agency Agreements.

     In connection with the sale of the Common Stock and the Series B Preferred Stock on behalf of the Company, PaineWebber and Merrill Lynch may each be deemed to be an "underwriter" within the meaning of the Act, and the compensation of PaineWebber or Merrill Lynch may be deemed to be underwriting commissions or discounts. The Company has separately agreed to provide indemnification and contribution to each of PaineWebber and Merrill Lynch against certain civil liabilities, including liabilities under the Securities Act. PaineWebber and Merrill Lynch may engage in transactions with, or perform services for, the Company in the ordinary course of business.

                  SALES PURSUANT TO THE PAINEWEBBER AGREEMENTS

     Sales made pursuant to the PaineWebber Agreements will be effected during a series of one or more Pricing Periods, each consisting of five consecutive calendar days, unless a shorter period has otherwise been agreed to by the Company and PaineWebber. During any Pricing Period, no more than 60,000 shares of the Common Stock and no more than 30,000 shares of the Series B Preferred Stock will be sold, as Average Market Price Shares. If the Company fails to meet the exemptive provisions set forth in Rule 101(c)(1) of Regulation M of the Exchange Act, the number of Average Market Price Shares and Additional Shares (as defined above under "Description of Sales Agency Agreements") sold on any day in any Pricing Period, plus the number of shares sold pursuant to the Merrill Lynch Agreement and any other sales agreements on such day, shall not exceed 10% of the average daily trading volume of the Common Stock or Series B Preferred Stock as the case may be, for the 60 days prior to such Pricing Period. For each Pricing Period, an Average Market Price will be computed. With respect to any Pricing Period, the Average Market Price shall equal the average of the arithmetic mean of the high and low sales prices of the Common Stock or the Series B Preferred Stock as the case may be, reported on the NYSE for each trading day of such Pricing Period.

     The net proceeds to the Company with respect to sales of Average Market Price Shares will equal a fixed percentage, as will be set forth in the applicable Prospectus Supplement, of the Average Market Price for each share of Common Stock or Series B Preferred Stock sold during a Pricing Period, plus Excess Proceeds, if any. The compensation to PaineWebber for such sales in any Pricing Period will equal the difference between the aggregate gross sales prices at which such sales are actually effected and the net proceeds to the Company for such sales, but in no case will exceed the Maximum Commission. To the extent that such aggregate gross sales prices are less than the Average Market Price, the compensation to PaineWebber will be correspondingly reduced; to the extent that such aggregate gross sales prices are greater than the Average Market Price, the compensation to PaineWebber will be correspondingly increased. To the extent that PaineWebber's compensation under the foregoing formula would otherwise exceed the Maximum Commission, the excess will constitute Excess Proceeds to the Company.

     Any Additional Shares sold by PaineWebber during the Pricing Period on behalf of the Company will be at a fixed commission rate equal to a fixed percentage of the share price per share for the number of Additional Shares sold in a Pricing Period, as will be set forth in the applicable Prospectus Supplement. Unless otherwise indicated in a further Prospectus Supplement, PaineWebber as sales agent will act on a best efforts basis.

     Settlements of sales of Additional Shares and Average Market Price Shares will occur on the third business day following the date on which any such sales are made. Purchases of Common Stock or Series B Preferred Stock from PaineWebber as sales agent for the Company will settle the regular way on the national securities exchange where such purchases were executed. Compensation to PaineWebber with respect to sales of Average Market Price Shares will be paid out of the proceeds of the Average Market Price Shares that settle the third business day following the last day of a Pricing Period. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

     At the end of each Pricing Period, the Company will file a Prospectus Supplement under the applicable paragraph of Rule 424(b) promulgated under the Securities Act, which Prospectus Supplement will set forth the dates included in such Pricing Period, the number of such shares of Common Stock and Series B Preferred Stock sold through PaineWebber as sales agent (identifying separately the number of Average Market Price Shares and any Additional Shares), the high and low prices at which Average Market Price Shares were sold during such Pricing Period, the net proceeds to the Company and the compensation payable by the Company to PaineWebber with respect to such sales pursuant to the formula set forth above therein.

     The offering of Common Stock pursuant to the PaineWebber Agreement will terminate upon the earlier of (i) the sale of all shares of Common Stock subject thereto or (ii) termination of the PaineWebber Common Agreement. PaineWebber has the right to terminate the PaineWebber Common Agreement if the Company engages another agent to sell shares under a program substantially similar to the program covered by the PaineWebber Common Agreement, or in certain other circumstances specified. PaineWebber has consented to the sale of shares pursuant to the Merrill Lynch Agreement discussed below.

     The offering of Series B Preferred Stock pursuant to the PaineWebber Preferred Agreement will terminate upon the earlier of (i) the sale of all shares of Series B Preferred Stock subject thereto or (ii) termination of the PaineWebber Preferred Agreement. The PaineWebber Preferred Agreement may be terminated by PaineWebber at any time, and in certain other circumstances specified therein.

                 SALES PURSUANT TO THE MERRILL LYNCH AGREEMENT

     Sales pursuant to the Merrill Lynch Agreement may be effected on a daily basis, and may occur concurrently with sales under the PaineWebber Agreements. If the Company fails to meet the exemptive provisions set forth in Rule 101(c)(1) of Regulation M of the Exchange Act, with respect to the Common Stock or the Series B Preferred Stock, the number of shares of Common Stock or Series B Preferred Stock, respectively, that may be sold on any day, including shares sold pursuant to the PaineWebber Agreements and any other sales agreements on such day, shall not exceed 10% of the average daily trading volume of the Common Stock or the Series B Preferred Stock, as the case may be, for the 60 days prior to such date. The Merrill Lynch Agreement does not incorporate the concept of Pricing Periods or Average Market Price Shares present in the PaineWebber Agreements, but (except as set forth below) is substantially the same in other material respects.

     The compensation to Merrill Lynch for sales of Common Stock and Series B Preferred Stock will equal a fixed percentage of the gross sales price of any shares sold, in the form of a commission, as will be set forth in the applicable Prospectus Supplement. The remaining sales proceeds, after deducting any transaction fees imposed by any governmental or self-regulatory organization in respect of such sales, shall constitute the net proceeds to the Company for the sale of such shares. Unless otherwise indicated in a further Prospectus Supplement, Merrill Lynch as sales agent will act on a reasonable efforts basis.

     Settlements of sales of shares of Common Stock and Series B Preferred Stock will occur on the third business day following the date on which any such sales are made. Purchases of Common Stock or Series B Preferred Stock from Merrill Lynch as sales agent for the Company will settle the regular way on the national securities exchange where such purchases were executed.

     On or prior to the second business day after the end of each Reporting Period (defined below), the Company will file a Prospectus Supplement under the applicable paragraph of Rule 424(b) promulgated under the Securities Act, which Prospectus Supplement will set forth, with regard to such Reporting Period, the dates included within the Reporting Period, the number of shares of Common Stock and Series B Preferred Stock, respectively, sold through Merrill Lynch as sales agent, the net proceeds to the Company and the compensation payable by the Company to Merrill Lynch with respect to sales of Common Stock and Series B Preferred Stock, respectively. Unless otherwise agreed by the Company and Merrill Lynch and set forth in the applicable Prospectus Supplement, a "Reporting Period" consists of five consecutive calendar days.

     The offering of Common Stock and Series B Preferred Stock pursuant to the Merrill Lynch Agreement will terminate upon the earlier of (i) the sale of all shares of Common Stock and Series B Preferred Stock subject thereto or (ii) termination of the Merrill Lynch Agreement. The Merrill Lynch Agreement may be terminated by the Company in its sole discretion on or after the First Anniversary Date, and may be terminated by Merrill Lynch after the First Anniversary Date and in certain other circumstances specified therein.

                                    TAXATION

     The applicable provisions of the Code are highly technical and complex. This summary is not intended as a detailed discussion of all applicable provisions of the Code, the rules and regulations promulgated thereunder, or the administrative and judicial interpretations thereof. For the particular provisions that govern the federal income tax treatment of the Company and its stockholders, reference is made generally to Sections 856 and 860 of the Code and the treasury regulations promulgated thereunder. The Company has not obtained rulings from the Internal Revenue Service with respect to any tax considerations relevant to its organization or operations or to an investment in its securities. This summary is not intended to substitute for prudent tax planning and stockholders are urged to consult their own tax advisors with respect to these and other federal, state and local tax consequences of the ownership and disposition of any of the Company's Securities and any potential changes in applicable law. Nonresident aliens, foreign corporations, tax-exempt organizations, life insurance companies, cooperatives and certain other categories of investors may be subject to special tax rules that are not discussed below and that could affect an investment in any of the Company's Securities.

FEDERAL INCOME TAXATION OF CAPSTEAD MORTGAGE CORPORATION

     As used herein, "Capstead REIT" refers to Capstead Mortgage Corporation and the entities that are effectively consolidated with Capstead Mortgage Corporation for federal income tax purposes. Certain of the Company's subsidiaries (the "Non-REIT subsidiaries") are consolidated with the Company for financial reporting purposes but are not consolidated for federal income tax purposes. All of the Non-REIT subsidiaries' taxable income is subject to federal and state income taxes. The Company may form additional Non-REIT subsidiaries.

     Capstead REIT believes that it has operated, and Capstead REIT intends to continue to operate, in such a manner so as to qualify as a REIT under the Code, but no assurance can be given that it will at all times so qualify.

     So long as a company such as Capstead REIT qualifies as a REIT and distributes at least 95% of its REIT taxable income to stockholders, it will not be subject to federal corporate income taxes on such income distributed to stockholders, with limited exceptions discussed below. Under certain circumstances, such a company may be subject to the corporate minimum tax or certain other special taxes. However, Capstead REIT does not anticipate generating material items of income or deductions that would cause it to be subject to the minimum tax or any such special tax.

     To qualify for treatment as a REIT for a taxable year, a company must have elected to be so treated (which Capstead REIT has done) and must meet certain organizational, asset, income, distribution and record-keeping requirements.

TAXATION OF STOCKHOLDERS

     So long as a corporation qualifies as a REIT, distributions to stockholders (other than dividends properly designated as "capital gain dividends") will constitute ordinary income to the extent of current and accumulated earnings and profits of the REIT. Capital gain dividends will be taxable as long-term capital gains. Distributions in excess of the REIT's current and accumulated earnings and profits will constitute a non-taxable return of capital, except to the extent that the amount of such distributions received by any stockholder exceeds the basis of the stockholder's shares, in which case such excess will be taxable as capital gain, provided such shares are held as a capital asset. Dividends received from a REIT are ineligible for the 70% dividends received deduction. If a capital gain dividend is received with respect to shares which are sold for a loss before being held for a period of six months, such loss will be characterized as long term capital loss to the extent of the capital gain dividend. Potential Capstead Mortgage Corporation stockholders should be aware that for federal income tax purposes any dividend paid by a REIT in January of any given calendar year will be deemed to have been paid during the preceding calendar year if it was declared by the REIT in October, November or December of such preceding year and was payable to the shareholders of record on a specified date in the month in which it was declared.

     Under the Code and the related regulations, a change in the conversion ratio for convertible preferred stock may be treated as a taxable distribution of the stock of such corporation with respect to any shareholder whose proportionate interest in the earnings and profits or assets of the corporation is increased by such change. A change in a conversion ratio or conversion price of convertible preferred stock pursuant to a bonafide, reasonable adjustment formula which has the effect of preventing dilution of the interest of the holders of such stock will not be considered to result in a deemed distribution of stock. However, generally an adjustment in the conversion ratio to compensate for a taxable cash distribution to other shareholders will not be considered as made pursuant to a bonafide adjustment formula. For example, in the case of the Series B Preferred Stock, the conversion rate may be adjusted if the Company distributes to holders of its Common Stock cash or other assets (excluding regular quarterly cash dividends payable out of consolidated earnings or earned surplus or dividends payable in shares of Common Stock). Under the above described federal income tax provisions, such an adjustment may result in a taxable distribution to the Series B Preferred stockholders.

     Specific tax rules of a complex nature not summarized herein apply to foreign investors in REITs. Accordingly, foreign stockholders should consult their own tax advisers concerning the federal income and withholding tax consequences and the state, local and foreign tax consequences of an investment in Capstead REIT.

1997 TAX LEGISLATION

     The recently enacted Tax Relief Act of 1997 (the "1997 Tax Act") reduces the maximum rate of tax on net capital gains for individuals on sales of certain assets (including stocks and securities) and increases the time period for which an asset must be held for the gain from its sale to be eligible for the lowest rate. The holding period is increased from 12 to 18 months with a further rate reduction scheduled to take effect after the year 2000 for the sale of certain assets that have been held at least five years. The Treasury Department is to issue regulations coordinating the capital gain provisions with other rules involving the treatment of sales and exchanges by pass-through entities such as REITs.

     With regard to the taxation of REITs, effective for taxable years beginning after the enactment the 1997 Tax Act, the requirement that the REIT derive less than 30% of its gross income from gain on the sale or other disposition of stock or securities held for less than one year, certain real property held less than four years and property sold or disposed of in a "prohibited transaction" is repealed. In addition, a REIT may elect to retain and pay income tax on net long term capital gains it received during a tax year. If a REIT makes such election, its stockholders would include in their income as long term capital gains their proportionate share of the undistributed long term capital gains as designated by the REIT. A stockholder would be deemed to have paid the stockholder's share of tax, which would be credited or refunded to the stockholder. Also, the basis of the stockholder's shares in the REIT would be increased by the amount of the undistributed long term capital gains (less the amount of capital gains tax paid by the REIT) included in the stockholder's long term capital gains.

SPECIAL CONSIDERATIONS--TAX-EXEMPT AND CERTAIN OTHER INVESTORS

     For CMOs issued after December 31, 1991, pursuant to regulations not yet published, the portion of any dividend paid to stockholders attributable to "excess inclusion income" on the retained residual interests in such CMOs would be subject to certain rules. Such rules include (i) the characterization of excess inclusion income as unrelated business income for tax-exempt stockholders (including employee benefit plans and individual retirement accounts) and (ii) the inability of a stockholder to offset excess inclusion income with net operating losses (subject to certain exceptions applicable to thrift institutions). Generally, tax-exempt entities are subject to federal income tax on excess inclusion income and other unrelated business income in excess of $1,000 per year. Excess inclusion income is generally taxable income with respect to a residual interest in excess of a specified return on investment in the residual interest. In some cases, all taxable income with respect to a residual interest may be considered excess inclusion income. Until regulations or other guidance is issued, Capstead REIT will use methods it believes are appropriate for calculating the amount of excess inclusion income, if any, it recognizes from CMOs issued after December 31, 1991, and allocating any excess inclusion income to its stockholders. Excess inclusion rules will most likely not apply to any CMO issued by any subsidiary of the Company on or before December 31, 1991.

     In addition, the Company will be taxable on the portion of any excess inclusion income allocable to any stockholder which is a "disqualified organization." If the ownership of any shares by a disqualified organization would subject the Company to tax, such shares shall be immediately redeemable at the option of the Company. See "Description of Securities--Redemption or Repurchase of Capital Stock to Maintain the Company's Status as a REIT."

     Tax-exempt and other investors are urged to consult their own tax advisors with respect to the tax consequences arising under federal law and the law of any state, municipality or other taxing jurisdiction. Final regulators dealing with withholding tax on income paid to foriegn persons and related matters (the "New Withholding Regulators") were issued by the Treasury Department on October 6, 1997. The New Withholding Regulators will generally be effective for payments made after December 31, 1998, subject to certain transition rules. Foreign investors should consult their own tax advisors concerning the tax consequences of an investment in the Company, including the possibility of United States withholding tax on Company dividends.

FAILURE TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST

     If Capstead REIT fails to qualify for taxation as a REIT in any taxable year, distributions to its stockholders for such year and future years would not be deductible by Capstead REIT and Capstead REIT would be subject to tax on its income at regular corporate rates. In such event, all distributions to stockholders would be taxable as ordinary income to the extent of current and accumulated earnings and profits and would be eligible for the 70% dividends received deduction for corporations. If Capstead REIT fails to qualify as a REIT for even one year, it could be required to incur substantial indebtedness (to the extent borrowings are feasible) or liquidate substantial investments in order to pay the resulting taxes. Thus, if Capstead REIT fails to qualify for taxation as a REIT, there can be no assurance that any distribution to its stockholders could be made. Unless entitled to relief under specific statutory provisions, such company would also be disqualified from treatment as a REIT for the next four taxable years. It is not possible to state whether in all circumstances such company would be entitled to statutory relief. While the Board of Directors of the Company presently intends to cause Capstead REIT to operate in a manner that will enable it to qualify as a REIT in all future taxable years, there can be no certainty that such intention will be realized because, among other things, qualification hinges on the conduct of the business of Capstead REIT.

STATE AND LOCAL TAXES

     State or local income tax treatment of Capstead REIT or holders of any of its Securities may differ from the federal income tax treatment described above. As a result, prospective stockholders should consult their own tax advisers for an explanation of how state and local tax laws may affect their investment in Capstead REIT.

                                 LEGAL MATTERS

     Certain legal matters with respect to the securities offered hereby will be passed on for the Company and the Selling Stockholders by Andrews & Kurth L.L.P., Dallas, Texas, and for the underwriters or agents by counsel to be identified in the Prospectus Supplement. Andrews & Kurth L.L.P. will rely as to all matters of Maryland law on Piper & Marbury L.L.P., Baltimore, Maryland.

     Attorneys at Andrews & Kurth L.L.P. beneficially own approximately 46,467 shares of Common Stock of the Company and 18,691 shares of Series B Preferred Stock of the Company.

                                    EXPERTS

     The consolidated financial statements and schedule of Capstead Mortgage Corporation and subsidiaries incorporated by reference or appearing in Capstead Mortgage Corporation's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included or incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Registration Fee - Securities and Exchange Commission.... $31,590.82
     Printing and Engraving Expenses..........................   3,000.00
     Accounting Fees and Expenses.............................   1,000.00
     Legal Fees and Expenses..................................  10,000.00

          Total............................................... $45,590.82
                                                               ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Articles of Incorporation provide for information of directors to the full extent permitted by Maryland law, indemnification of officers who are also directors to the extent the Company shall indemnify its directors, and indemnification of officers who are not directors to such further extent as shall be authorized by the Board of Directors and be consistent with law.

     Section 2-418 of the Maryland General Corporation Law generally permits a Maryland corporation to indemnify any director made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of service in his capacity as a director, unless it is established that (i) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; or (ii) the director actually received an improper personal benefit in money, property, or services; or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding. If the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation. In addition, a director may not be indemnified in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, a plea or nolo contendere or its equivalent, or any entry of an order of probation prior to judgment, creates a rebuttable presumption that the director did not meet the requisite standard of conduct.

     Section 2-418 also provides that a court of appropriate jurisdiction may, upon application of a director and such notice as the court shall require, order indemnification if it determines that a director is entitled to reimbursement because the director has been successful on the merits or otherwise, in any such proceeding, in which case the director shall be entitled to recover the expenses of securing such reimbursement, or if the court determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director has met the applicable standards of conduct or has been adjudged liable in a proceeding charging improper personal benefit to the director. Indemnification with respect to any proceeding by or in the right of the corporation or in which liability shall have been adjudged on the basis that personal benefit was improperly received shall be limited to expenses. The indemnification and advancement of indemnification or otherwise, to which a director may be entitled under the charter, the bylaws, a resolution of the stockholders or directors, an agreement or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. A corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent that it may indemnify directors under Section 2-418 and, in addition, may indemnify and advance expenses to an officer, employee, or agent who is not a director to such further extent, consistent with law, as may be provided by its charter, bylaws, general or specific action of its board of directors or contract. Section 2-418 also provides that a corporation may purchase and maintain insurance against liabilities for which indemnification is not expressly provided by statute.

     The Company provides insurance from commercial carriers against certain liabilities incurred by the directors and officers of the Company.

ITEM 16.  EXHIBITS.

EXHIBIT  DESCRIPTION
-------  -----------

    1.1  --PaineWebber Common Stock Sales Agency Agreement (4)

    1.2  --Amendment No. 1 to PaineWebber Common Stock Sales Agency Agreement
           (5)

    1.3  --Amendment No. 2 to PaineWebber Common Stock Sales Agency Agreement
           (6)

    1.4  --Amendment No. 3 to Paine Webber Common Stock Sales Agency Agreement
           (12)

    1.5  --PaineWebber Preferred Stock Sales Agency Agreement (5)

    1.6  --Amendment No. 1 to PaineWebber Preferred Stock Sales Agency Agreement
           (6)

    1.7  --Form of Merrill Lynch Sales Agency Agreement (2)

    3.1  --Articles of Incorporation of the Company (7)

    3.2  --Amended and Restated Bylaws of the Company (8)

    4.1  --Specimen of Common Stock certificate (7)

    4.2  --Specimen of Series B Preferred Stock Certificate (7)

    4.3  --Articles Supplementary authorizing the Series B Preferred Stock (9)

    4.4 --Articles Supplementary authorizing additional shares of Series B Preferred Stock (10)

    4.5 --Articles Supplementary authorizing additional shares of Series B Preferred Stock (3)

    5.1 --Opinion of Andrews & Kurth L.L.P. as to the legality of the Securities being offered (1)

    5.2 --Opinion of Piper & Marbury L.L.P. as to the legality of the Securities being offered (1)

   12.1 --Statement regarding computation of ratios of earnings to fixed charges and preferred stock dividends (11)

   23.1  --Consent of Ernst & Young LLP (1)

   23.2 --Consent of Andrews & Kurth L.L.P. (included in its opinion filed as Exhibit 5.1 hereto) (1)

   23.3 --Consent of Piper & Marbury L.L.P. (included in its opinion filed as Exhibit 5.2 hereto) (1)

   24.1 --Power of Attorney (set forth on page II-4 of this Registration Statement) (1)
(1)  Filed herewith.

(2)  To be filed by amendment.

(3) Previously filed with the Commission on May 9, 1997 as an exhibit to the Company's Registration Statement on Form S-3 (No. 333-26865), and incorporated herein by reference.
(4) Previously filed with the Commission on December 6, 1995 as an exhibit to the Company's Current Report on Form 8-K dated as of December 6, 1995, and incorporated herein by reference.
(5) Previously filed with the Commission on September 20, 1996 as an exhibit to the Company's Current Report on Form 8-K dated as of August 20, 1996, and incorporated herein by reference.
(6) Previously filed with the Commission on March 26, 1997 as an exhibit to the Company's Current Report on Form 8-K dated as of March 26, 1997, and incorporated herein by reference.
(7) Previously filed with the Commission on May 6, 1993 as an exhibit to the Company's Registration Statement on Form S-3 (No. 33-62212), and incorporated herein by reference.
(8) Previously filed with the Commission on May 13, 1994 as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, and incorporated herein by reference.
(9) Previously filed with the Commission on January 19, 1993 as an exhibit to the Company's Registration Statement on Form S-3 (No. 33-57164), and incorporated herein by reference.
(10) Previously filed with the Commission on May 6, 1996 as an exhibit to the Company's Registration Statement on Form S-3 (No. 333-03187), and incorporated herein by reference.
(11) Previously filed with the Commission on November 5, 1997 as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, and incorporated herein by reference.
(12) Previously filed with the Commission on December 22, 1997 as an exhibit to the Company's Current Report on Form 8-K dated as of December 22, 1997, and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(i)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DALLAS, STATE OF TEXAS, ON THE 23RD DAY OF DECEMBER, 1997.

                                    CAPSTEAD MORTGAGE CORPORATION


                                    By:      /s/ Andrew F. Jacobs
                                       -------------------------------------
                                                Andrew F. Jacobs
                                             Senior Vice President -
                                              Control and Treasurer


                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Ronn K. Lytle, Andrew F. Jacobs and Julie A. Moore, and each and any of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each and any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or all of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

      SIGNATURE                   TITLE               DATE
      ---------                   -----               ----
---------------------------------------------------------------------

/s/ Ronn K. Lytle       Chairman, Chief Executive   December 23, 1997
----------------------  Officer, President and
RONN K. LYTLE           Director (Principal
                        Executive Director)


/s/ Andrew F. Jacobs    Senior Vice President -     December 23, 1997
----------------------  Control and Treasurer
ANDREW F. JACOBS        (Principal Financial and
                        Accounting Officer)


/s/ Bevis Longstreth    Director                    December 17, 1997
----------------------
BEVIS LONGSTRETH

                                                    December 23, 1997
/s/ Paul M. Low         Director
----------------------
PAUL M. LOW

                                                    December 17, 1997
/s/ Harriet E. Miers    Director
----------------------
HARRIET E. MIERS

                                                    December 17, 1997
/s/ William R. Smith    Director
----------------------
WILLIAM R. SMITH

                                                    December 16, 1997
/s/ John C. Tolleson    Director
----------------------
JOHN C. TOLLESON